[LETTERHEAD OF AILIFE(R)]

                    GROUP IMMEDIATE VARIABLE ANNUITY CONTRACT

This Group Immediate Variable Annuity Contract is issued by American International Life Assurance Company of New York (the "Company") to the Contractholder, its successors and assigns, as their interests may appear ("Contractholder").

Group Immediate Variable Annuity Contract Number: GVA-0001

Contractholder: ABC Corp

Effective Date: November 1, 2000

This Contract is governed by the laws of [state of issue].

The Company will pay the benefits described in this Contract subject to the terms and limitations shown in this Contract. The Company will issue a Certificate to each Owner containing in substance a statement of the benefits under this Contract, including the Owner's right to return the Certificate within 10 days of receipt for a refund of the premium, adjusted by investment performance. The refund may be more or less than the premium paid.

This Contract is issued in consideration of the Application and the Premium payment. It is a legal contract between the Contractholder and the Company.


          /s/ Elizabeth M. Tuck                    /s/ [ILLEGIBLE]
                Secretary                               President

                    GROUP IMMEDIATE VARIABLE ANNUITY CONTRACT
                               NON - PARTICIPATING
                         SINGLE PREMIUM PURCHASE PAYMENT

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                                TABLE OF CONTENTS

      DEFINITIONS................................................3

      CERTIFICATES...............................................4

      OWNERSHIP PROVISIONS.......................................4

      SINGLE PREMIUM PAYMENT.....................................4

      SEPARATE ACCOUNT...........................................4

      SUBACCOUNTS................................................5

      INVESTMENT OPTIONS.........................................5

      TRANSFERS AMONG INVESTMENT OPTIONS.........................5

      CHARGES AGAINST THE ASSETS OF THE SUBACCOUNTS..............6

      ANNUITY INCOME VALUATION DATES.............................6

      ANNUITY INCOME PAYMENT DATES...............................6

      COMPUTATIONS OF THE VARIABLE ANNUITY INCOME................6

      FIXED ACCOUNT..............................................7

      DEATH BENEFITS.............................................7

      ANNUITY INCOME OPTIONS.....................................7

      GENERAL PROVISIONS.........................................8

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                                   DEFINITIONS

In addition to the other definitions set forth in this Contract, the following terms shall have their respective meanings as set forth below. In addition, the masculine form of any term shall be construed as including the feminine form of that term.

Annuitant is the designated person shown in the Certificate who receives annuity income. The Annuitant is usually the Owner but in some circumstances the Owner may not be the Annuitant. The Annuitant generally must be no older than 80 years of age on the Certificate Date.

Annuity Income Option is the type of arrangement under which annuity income payments are made.

Annuity Income Valuation Date is the date as of which annuity income amounts are calculated.

Annuity Unit is an accounting unit of measure used to calculate variable annuity income amounts.

Annuity Unit Value is the value of one Annuity Unit.

Assumed Investment Return (AIR) is the net investment return that will cause Variable Annuity Income to remain level. The AIR is shown in the Certificate and is used in calculating the initial and subsequent variable annuity income amounts.

Beneficiary. is the person(s) who may receive certain benefits when there is no longer a living Annuitant or Joint Annuitant.

Certificate is a statement of benefits provided to each Owner.

Certificate Date is the date the Certificate becomes effective, and is shown in the Certificate.

Certificate Year is the year between anniversaries based on the Certificate
Date.

Fixed Annuity Income provides a guaranteed income which amount will be the same on each payment date unless the Certificate requires a change. The amount of the income is set forth in the Certificate.

Income Change Dates are the dates, as specified in the Certificate, on which the amount of Variable Annuity Income is changed.

Income Start Date is the date shown in the Certificate when the annuity income payment begins. It must be the first day of a month [and may not be later than 12 months after the Certificate Date].

Investment Options are the available portfolios in which the Subaccounts invest. The Separate Account is divided into Subaccounts and each Subaccount invests exclusively in shares of a specific portfolio.

Joint Annuitant, if any, is named in the Certificate. If living after the death of the Annuitant, the Joint Annuitant receives annuity income.

Owner(s) is the person or persons shown as Owner(s) in the Certificate and who may exercise the rights and benefits described in the Certificate.

Subaccount means a division of the Company's Separate Account which invests in a particular investment portfolio.

Valuation Date means each day that the New York Stock Exchange is open for trading, except for normal business holidays.

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                             DEFINITIONS (continued)

Valuation Period means the period between the close of business on any Valuation Date and the close of business on the next succeeding Valuation Date.

Variable Annuity Income provides income that is not guaranteed and is related to the investment experience of the selected Investment Option. Generally the income amount will change on each Income Change Date.

                                  CERTIFICATES

The Company shall issue a Certificate to each Owner and if requested, provide a copy of the Certificate to the Contractholder for review. The Certificate shall contain a statement of the benefits to which the Owner is entitled. Such Certificate shall in no way void or modify any of the provisions of this Contract.

                              OWNERSHIP PROVISIONS

OWNER

The Owner is named in the Certificate. The Owner may exercise all the rights contained in the Certificate, subject to the rights of:

1. any assignee under an assignment filed with the Company's administrative office, if such assignment is permitted under the Certificate;

2.    any irrevocably named Beneficiary.

                             SINGLE PREMIUM PAYMENT

SINGLE PREMIUM PAYMENT

The Owner purchases the Certificate by making a Single Premium Payment to the Company. Any taxes related to the premium payment are deducted by the Company and the balance (the "Net Single Premium") is available for allocation between Fixed and Variable Annuity Income.

ALLOCATION OF THE PREMIUM

The Owner determines the allocation of the Net Single Premium between Fixed and Variable Annuity Income. The allocation will be shown on the Certificate Schedule.

All of the Net Single Premium allocated for Variable Annuity Income is placed in Subaccounts, each of which invests in a specific Investment Option. The Owner selects the percentages to be placed in the Subaccount(s). All of the Net Single Premium allocated for Fixed Annuity Income is placed in the Company's General Account.

                                SEPARATE ACCOUNT

The Separate Account is established and maintained by the Company for the purpose of investing amounts allocated to it from variable contracts issued by the Company. The assets of the Separate Account are owned by the Company, are held separately from other assets of the Company and are not chargeable with liabilities arising out of any other business of the Company, except to the extent that Separate Account assets exceed Separate Account liabilities arising under the contracts supported by the Separate Account. Income, gains or losses, whether or not realized, are credited to or charged against the subaccounts of the Separate Account without regard to income, gains or losses arising out of any of our other businesses. Nothing contained in this Contract shall be construed as to give the Contractholder or the Certificateholder any rights, title or interest in any of the assets held by the Separate Account.

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                                   SUBACCOUNTS

The Separate Account is made up of one or more Subaccounts, each of which invests in a portfolio of a specific Investment Option available under the Contract. The Company reserves the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares that are held by any Subaccount or that the Subaccount may purchase.

                               INVESTMENT OPTIONS

The Investment Options are selected by the Owner and listed in the Certificate Schedule. The Subaccount may invest in mutual funds, unit investment trusts and other investments which the Company determines to be suitable for the Certificate. Interests in an Investment Option are purchased at their net asset value and valued on each Valuation Date. The Owner shares in the income, gains and losses of the Investment Options for which the Owner's premiums have been allocated. The Company does not guarantee the investment performance of the Subaccounts. The Owner bears the full investment risk for amounts allocated to Subaccounts.

                       TRANSFERS AMONG INVESTMENT OPTIONS

RIGHT TO TRANSFER

Subject to "Transfer Restrictions" below, amounts allocated to Subaccounts for Variable Annuity Income may be transferred among available Investment Options at any time. The Company reserves the right to charge $10 per transfer in excess of the first 12 transfers in any Certificate Year. Amounts allocated for Variable Annuity Income may be reallocated for Fixed Annuity Income. However, once amounts are allocated for Fixed Annuity Income they cannot be reallocated for Variable Annuity Income.

METHOD USED TO EFFECT TRANSFERS

Transfers among Investment Options are effected by transfers of Annuity Units among the Subaccounts. The number of Annuity Units is affected by such transfers. The number of Annuity Units attributable to the Variable Annuity Income to be transferred is multiplied by the current Annuity Unit Value of the Subaccount from which the Owner is transferring. This value is divided by the current Annuity Unit Value of the Subaccount into which the Variable Annuity Income is being transferred. The result of this division is the number of additional Annuity Units allocated to the new Subaccount as a consequence of the transfer. The total Variable Annuity Income, which may be affected by investment experience after any transfer, will be calculated on the Annuity Income Valuation Date next following the date of the transfer.

TRANSFER RESTRICTIONS

1. The Company reserves the right to limit the number of transfers among the Investment Options to no more than one (1) on any Valuation Date.

2. Transfers will take effect as of the Valuation Date next following the date on which the Company receives the transfer request.

3.    The minimum amount that can be transferred is $50 per month of income.

4. Amounts allocated for Fixed Annuity Income may not be reallocated for Variable Annuity Income.

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                  CHARGES AGAINST THE ASSETS OF THE SUBACCOUNTS

In determining Annuity Unit Values, the Company makes a Mortality and Expense Risk Charge equal, on an annual basis, to no more than [1.25%] of the daily value of the assets of each Subaccount.

                         ANNUITY INCOME VALUATION DATES

The initial Annuity Income Valuation Date shall be coincident with the Certificate Date. Each subsequent Annuity Income Valuation Date shall be no earlier than seven business days prior to the next Income Change Date and in no event shall be later than that date. Any revision to the Variable Annuity Income in connection with an Annuity Income Valuation Date shall be effective as of such Income Change Date and shall remain fixed until the next following Income Change Date.

                          ANNUITY INCOME PAYMENT DATES

Variable Annuity Income will commence on the Income Start Date as specified in the Certificate [but no later than 12 months after the Effective Date of the Certificate]. Periodically as stated in the Certificate Schedule, the same amount is paid to the Annuitant or Joint Annuitant if applicable, until the Income Change Date, or prior to that Date if required by the Certificate.

If periodic benefit payments payable to any payee under the Certificate are less than $100, the Company reserves the right to make payments less frequently, and will make these payments in an aggregate amount not later than the first day of the period to which the payment applies.

                   COMPUTATIONS OF THE VARIABLE ANNUITY INCOME

For each Certificate the initial number of Annuity Units associated with each Subaccount is equal to the initially allocated Variable Annuity Income divided by the Annuity Unit Value of the Subaccount as described below, on the Certificate Date. Following each Annuity Income Valuation Date the Variable Annuity Income amounts for each payee are determined by multiplying the number of Annuity Units allocated to each Subaccount by the then current Annuity Unit Value for the respective Subaccount, and adding the resultant product for all Subaccounts.

On each Valuation Date, the Variable Annuity Unit Value is determined as:

                                                          (   1   ) n/365
AnnUV t = AnnUV t-1 (multiplied by) NIF t (multiplied by) (-------)
                                                          (1 + AIR)

where:

AnnUVt      =     Annuity Unit Values for Valuation Date t.

NIFt        =     Net Investment Factor for the Valuation Period ending on
                  Valuation Date t as defined below.

AIR         =     Assumed Investment Return, as specified on the Certificate
                  Schedule.

n           =     Number of calendar days in the current Valuation Period (365 day basis).

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             COMPUTATIONS OF THE VARIABLE ANNUITY INCOME (continued)

On each Valuation Date, the Net Investment Factor is determined as:

         NAV t
NIF t = ------- - [n (multiplied by) (M & E)]
        NAV t-1

where:

NAVt        =     Net Asset Value per share of the Subaccount on Valuation Date
                  t, plus the per share amount of dividend or capital gain distribution paid by the Subaccount during the Valuation
                  Period, plus or minus a per share charge or credit for any taxes incurred by or reserved for in the Subaccount as of the end of the current Valuation Period. [Currently, there is no charge or credit for taxes in any Subaccount.]

n           =     Number of calendar days in the current Valuation Period (365 day basis).

M & E       =     Mortality and Expense Risk Charge expressed on a daily basis as an annual rate divided by 365.

                                  FIXED ACCOUNT

Fixed Annuity Income represents obligations of the Company's General Account. At any time an Owner may elect to transfer any or all of the Variable Annuity Income to Fixed Annuity Income. This transfer will result in a Fixed Annuity Income being paid to the Annuitant, or Joint Annuitant if applicable, in accordance with the Annuity Income Option in effect. The amount of Fixed Annuity Income shall be calculated based on the then current pricing factors for an annuity in this same class of business. In no event shall this amount be less than that which would be obtained using the following factors:

Mortality: [ 1994 Group Annuity Mortality, projected to the then current year with Scale AA]

Interest: [ 3.50% ]

Expenses: [1.50% ]

                                 DEATH BENEFITS

If neither the Annuitant nor Joint Annuitant, if any, is alive on the Income Start Date, the Certificate will be cancelled and the Company will pay a refund to the Owner if living, or if not, to the Owner's estate. The amount of the refund will be equal to the sum of the following: (1) the portion of the Net Single Premium allocated for Variable Annuity Income, adjusted up or down for investment performance; (2) the portion of the Net Single Premium allocated for Fixed Annuity Income, including any accumulated interest; and (3) the difference, if any, between the Single Premium Payment and the Net Single Premium.

If an Annuitant dies after the Income Start Date, benefit continuation will be determined by the Annuity Income Option in effect for the Certificate.

                             ANNUITY INCOME OPTIONS

The Annuity Income Option is selected by the Owner in the application and is shown on the Certificate Schedule.

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                               GENERAL PROVISIONS

SENDING US NOTICE

All written requests must be sent to Our Administrative Office to the attention of: Pension Administration Department, P.O. Box 1834, Wilmington, DE 19899. Please include Your Policy number.

NON-PARTICIPATION IN SURPLUS

This Contract does not share in any distribution of the Company's profits or surplus.

MISSTATEMENT OF AGE OR SEX

The Company may require proof of age and sex of the Annuitant and Joint Annuitant, if any, before making any annuity income payments. If the Annuitant's or Joint Annuitant's age or sex has been misstated, the Company will change the benefits to those which the Net Single Premium would have purchased had the correct age or sex been stated. If a misstatement is not discovered until after the Income Start Date, the Company will take the following action: (1) underpayments will be paid in one sum with the next annuity income payment including interest at the annual rate of 3%, unless a higher interest rate is legally required; (2) overpayments including interest at the annual rate of 3%, unless a higher interest rate is legally required, will be deducted from future annuity income payments until the total is repaid.

ENTIRE CONTRACT

This Contract, together with any attached endorsement, rider or application, constitutes the entire Contract between the Company and the Contractholder.

CONTRACT TO CONFORM TO INTERNAL REVENUE CODE

All terms of this Contract will be interpreted in accordance with the applicable provisions of the Internal Revenue Code ("Code"). The Company reserves the right to make changes to the Contract in order to conform to the applicable provisions of the Code.

MODIFICATION OF CONTRACT

The Company may modify this Contract at any time by giving thirty days advance written notice to the Contractholder. No modification of this Contract shall affect the amount or terms of any Annuity Income already purchased for an Annuitant, or Joint Annuitant, prior to the effective date of the modification without the Owner's consent unless the purpose of the modification is to conform this Contract to the Code or acts amending it.

No other modification of this Contract shall require the consent of, or notice to, the Contractholder or any Owner or other person who is, or may become, entitled to benefits under this Contract.

Only a duly authorized officer of the Company has authority to modify or waive any of the provisions of this Contract, with the consent of the Contractholder, if applicable.

SEVERABILITY

Should one or more provisions of this Contract be held by a court of law to be invalid, void or unenforceable, the remaining provisions will continue in full force.

LIABILITY

The liability of the Company is limited to the payment of benefits under the selected Annuity Income Option.

TERMINATION OF CONTRACT

This Contract will terminate with respect to the issuance of any new Certificate upon ninety days advance written notice by the Company or upon 30 days advance written notice by the Contractholder. Such termination shall not affect the terms or conditions of any Certificate which was purchased prior to the date of termination. This Contract will terminate when all the benefits due from the Company under this Contract have been paid.

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                            [LETTERHEAD OF AILIFE(R)]
           AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005


                    GROUP IMMEDIATE VARIABLE ANNUITY CONTRACT
                               NON - PARTICIPATING
                         SINGLE PREMIUM PURCHASE PAYMENT